Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 25, 2013, in the Registration Statement (Form S-4) and the related Prospectus of TransUnion Holding Company, Inc. for the registration of $400,000,000 8.125%/8.875% Senior PIK Togle Notes due 2018 of TransUnion Holding Company, Inc.

/s/ Ernst & Young, LLP

Chicago, Illinois

June 26, 2013